EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 2, 2021, with respect to the consolidated financial statements of HNI Corporation and the effectiveness of internal control over financial reporting, incorporated by reference.
The Company acquired Design Public Group during 2020, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of January 2, 2021, Design Public Group’s internal control over financial reporting associated with approximately 4 percent of consolidated total assets and none of the consolidated net sales of the Corporation as off and for the year ended January 2, 2021. Out audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Design Public Group.
As discussed in Note 2 to the consolidated financial statements, the Company has changed its method of accounting for Leases in 2019 due to the adoption of Accounting Standards Update (ASU) No. 2016-02, “Leases”.
Chicago, Illinois
May 24, 2021